UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13D/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 CSX Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    126408103
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


     Mr. Christopher Hohn                        Mr. Alexandre Behring
     The Children's Investment                   3G Capital Partners Ltd.
     Fund Management (UK) LLP                    c/o 3G Capital Inc.
     7 Clifford Street                           800 Third Avenue
     London W1S 2WE                              31st Floor
     United Kingdom                              New York, New York 10022
     +44 20 7440 2330                            (212) 893-6727


                                                 With a copy to:

     Marc Weingarten, Esq.                       Stephen Fraidin, Esq.
     David Rosewater, Esq.                       Andrew E. Nagel, Esq.
     Schulte Roth & Zabel LLP                    Kirkland & Ellis LLP
     919 Third Avenue                            153 East 53rd Street
     New York, New York 10022                    New York, New York 10022
     (212) 756-2000                              (212) 446-4800



 -------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                         (Continued on following pages)

                                January 21, 2008
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

--------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               (Page 1 of 13 Pages)

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 2 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (UK) LLP
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            England
-----------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                          [x]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 3 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (Cayman) Ltd.
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            -------------------------------------------------------
    EACH                  9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                  17,996,998
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                          [x]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 4 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Master Fund
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                          [ ]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 5 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Christopher Hohn
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
-----------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                          [x]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 6 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            3G Capital Partners Ltd.
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,232,854
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,232,854
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                         [x]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 7 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            3G Capital Partners, L.P.
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
    7      SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,232,854
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,232,854
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 8 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            3G Fund L.P.
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
    7      SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,232,854
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,232,854
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                          [x]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 9 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Alexandre Behring
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Brazil
-----------------------------------------------------------------------------
    7      SOLE VOTING POWER

                                  -0-
-----------------------------------------------------------------------------
NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,232,854
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,232,854
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                          [x]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 10 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Gilbert H. Lamphere
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
    7      SOLE VOTING POWER

                                  22,600
-----------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      -0-
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       22,600
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  -0-
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            22,600
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 11 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Timothy T. O'Toole
-----------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]

-----------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF
-----------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         [ ]

-----------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
    7      SOLE VOTING POWER

                                  2,500
-----------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      -0-
  OWNED BY            -------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       2,500
                      -------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  -0-
-----------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,500
-----------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
-----------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
-----------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 12 OF 13 Pages
--------------------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER

This Amendment No. 1 is filed with respect to the shares of Common Stock, par value $1.00 per share (the "Shares"), of CSX Corporation (the "Issuer"), beneficially owned by the Reporting Persons (as defined in the Schedule 13D filed with the Securities and Exchange Commission on December 19, 2007 (the "Schedule 13D") as of January 21, 2008 and amends and supplements the Schedule 13D. Except as set forth herein, the Schedule 13D is unmodified.

ITEM 4.           PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is amended and restated to include the following final paragraphs:

On January 8, 2008,  the TCI Reporting  Persons (as such term was defined in the
Schedule 13D) in compliance with the bylaws of the Issuer (the "Bylaws"), submitted their formal notice of intent to nominate directors at the 2008 annual meeting of stockholders of the Issuer (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") (the "Notice"). In connection with the contemplated delivery of the Notice, in a letter dated December 27, 2007, the 3G Reporting Persons (as such term was defined in the Schedule 13D), through Cede & Co. (as the nominee of the Depository Trust Company), served the Issuer with a demand pursuant to Section 13.1-771 of the Virginia Stock Corporation Act to inspect the stockholder list and related records of the Issuer.

On January 21, 2008, the TCI Reporting Persons submitted a supplemental notice (the "Supplemental Notice") stating their intent to present a proposal to amend the Bylaws at the Annual Meeting to permit one or more shareholders of 15% or more of the outstanding shares of capital stock of the Issuer having voting power to call special meetings of the shareholders of the Issuer (the "Proposal"). The TCI Reporting Persons noted in the Supplemental Notice that a shareholder proposal presented at the 2007 annual meeting of the Issuer requesting the Board (as such term was defined in the Schedule 13D) to amend the Bylaws to give holders of at least 10% to 25% of the shares the power to call a special shareholder meeting was overwhelmingly approved by the shareholders by a greater than two-to-one margin and that the Board failed to comply with this shareholder mandate. The Proposal specifically amends the following Bylaw provisions: (a) Article I, Section 2 of the Bylaws to permit one or more shareholders that together hold at least 15% of all the shares of capital stock of the Issuer at the time outstanding and having voting powers to deliver or cause to be delivered to the corporate secretary of the Issuer one or more written demands for a special meeting and (b) Article I, Section 11(b) of the Bylaws to, among other things, remove language giving the Board authority to determine that directors will be elected at a special meeting of shareholders as a prerequisite for a shareholder of record to nominate persons to be elected to the Board at such a special meeting.

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D/A           PAGE 13 OF 13 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 21, 2008


                                   THE CHILDREN'S INVESTMENT FUND MANAGEMENT
                                   (UK) LLP

                                   /s/ Christopher Hohn
                                   ------------------------------
                                   Christopher Hohn
                                   Managing Partner

                                   THE CHILDREN'S INVESTMENT FUND MANAGEMENT
                                   (CAYMAN) LTD.

                                   /s/ David DeRosa
                                   ------------------------------
                                   David DeRosa
                                   Director

                                   THE CHILDREN'S INVESTMENT MASTER FUND

                                   /s/ David DeRosa
                                   ------------------------------
                                   David DeRosa
                                   Director


                                   /s/ Christopher Hohn
                                   ------------------------------
                                   Christopher Hohn

                                   3G CAPITAL PARTNERS LTD.

                                   /s/ Alexandre Behring
                                   ------------------------------
                                   Alexandre Behring
                                   Managing Director

                                   3G CAPITAL PARTNERS, L.P.
                                   By:  3G Capital Partners Ltd.
                                   Its:  General Partner

                                   /s/ Alexandre Behring
                                   ------------------------------
                                   Alexandre Behring
                                   Managing Director

                                   3G FUND L.P.
                                   By:  3G Capital Partners, L.P.
                                   Its:  General Partner

                                   By:  3G Capital Partners Ltd.
                                   Its:  General Partner

                                   /s/ Alexandre Behring
                                   ------------------------------
                                   Alexandre Behring
                                   Managing Director

                                   /s/ Alexandre Behring
                                   ------------------------------
                                   Alexandre Behring

                                   /s/ Gilbert H. Lamphere
                                   ------------------------------
                                   Gilbert H. Lamphere

                                   /s/ Timothy T. O'Toole
                                   ------------------------------
                                   Timothy T. O'Toole

                                   /s/ Gary L. Wilson
                                   ------------------------------
                                   Gary L. Wilson